Exhibit 10.17

March 27, 2000

Ms. Pam Simonton

Dear Pam:

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis, Inc. as Vice President, Corporate Technology Development reporting to Lloyd Kunimoto, Senior Vice President, Business Development.

Other terms of employment include:

Compensation: Your initial starting annual salary will be Two-hundred ten thousand ($210,000) dollars, paid twice a month.

Options for Equity: You will also be eligible to receive a stock option for One Hundred Thousand (100,000) shares of Exelixis stock pursuant to our standard Stock Plan and subject to approval by the Board of Directors. Options vest over 4 years, and are 25% vested on the first anniversary of employment and then continue to vest 1/36th of the total grant on the 1st of each month over the next 3 years.

Review: Your performance will be formally reviewed no less than annually and you will be eligible to receive an incentive bonus of up to twenty-five percent of your annual salary based on achievement of key milestones.

Relocation: In order to accommodate a new hire’s personal situation and individual preference as to how they would like to coordinate the activities associated with their move to the Bay Area, Exelixis provides benefit packages available under the Company’s Relocation Plan. Employees are eligible to

Ms. Pam Simonton

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March 27, 2000

receive the specific benefits offered under either Relocation Assistance Option A or B as outlined in the attached policy. Please contact Human Resources regarding any specific questions you may have pertaining to this program.

Start Date: To be determined.

Benefits: All full-time employees of Exelixis, Pharmaceuticals, Inc., enjoy a generous benefits package which is outlined on the attached Summary of Benefits.

Confidentiality: As you are aware, it is very important for us to protect our confidential information and proprietary material. Therefore, as a condition of employment, you will need to sign the attached Proprietary Information and Inventions Agreement.

Other: In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time. No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate this employment relationship at any time, with or without cause. This letter shall be governed by the laws of the State of California. Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

Ms. Pam Simonton

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March 27, 2000

You may accept this offer of employment by signing both copies of this letter and Proprietary information and Invention agreements and returning one of each to me.

Pam, we look forward to your coming on board!

Sincerely,

Lisa Benthein

Director, Human Resources

ACCEPTED BY:

Pam Simonton	Date

Enclosures:	Benefit Summary
Proprietary Information and Inventions Agreement